Exhibit 99.A

SCHEDULE A

Transactions in Securities of the Issuer During the Past Sixty Days

Reporting Person	Date of Transaction	Number of Shares Acquired	Price Per Share*	Low Price	High Price
Juniper Targeted Opportunity Fund, L.P.	August 7, 2025	21,281	$12.51	$12.49	$12.53
Juniper Targeted Opportunity Fund, L.P.	August 8, 2025	20,000	$12.50	$12.48	$12.50
Juniper Targeted Opportunity Fund, L.P.	August 11, 2025	6,162	$12.50	$12.50	$12.50
Juniper Targeted Opportunity Fund, L.P.	August 15, 2025	70,000	$14.34	$14.20	$14.45
Juniper Targeted Opportunity Fund, L.P.	August 18, 2025	33,033	$14.48	$14.42	$14.50
Juniper Targeted Opportunity Fund, L.P.	August 19, 2025	14,978	$14.50	$14.48	$14.50
Juniper Targeted Opportunity Fund, L.P.	August 20, 2025	43,244	$14.46	$14.34	$14.50
Juniper Targeted Opportunity Fund, L.P.	August 21, 2025	45,755	$14.51	$14.40	$14.60
Juniper Targeted Opportunity Fund, L.P.	August 25, 2025	14,000	$14.50	$14.50	$14.50
Juniper Targeted Opportunity Fund, L.P.	September 3, 2025	10,100	$14.49	$14.47	$14.50
Juniper Targeted Opportunity Fund, L.P.	September 8, 2025	7,000	$14.50	$14.50	$14.50
Juniper Targeted Opportunity Fund, L.P.	September 10, 2025	24,837	$14.35	$14.22	$14.50
Juniper Targeted Opportunity Fund, L.P.	September 11, 2025	1,263	$14.25	$14.25	$14.25
Juniper Targeted Opportunity Fund, L.P.	September 23, 2025	33,846	$14.74	$14.67	$14.80
Juniper Targeted Opportunity Fund, L.P.	September 24, 2025	4,547	$14.74	$14.73	$14.75
Juniper Targeted Opportunity Fund, L.P.	September 25, 2025	25,734	$14.48	$14.36	$14.52

*The Price Per Share reported above is a weighted average price. The Shares were acquired in multiple transactions at a range of prices as reflected in the table above. Upon request, the Reporting Persons undertake to provide the Issuer, any security holder of the Issuer, or the SEC full information regarding the Shares purchased at each separate price within the ranges set forth above.